Exhibit 10.2

WORLD FUEL SERVICES CORPORATION 9800 NW 41st Street, Suite 400, Miami, Florida 33178

November 8, 2022

Via Email

Dear Jeffrey:

This letter confirms our agreement relating to our mutually agreed transition of your employment position to Advisor to the CEO, and subsequent separation from employment with World Fuel Services Corporation (the “Company”).

1.          Your position as Executive VP and Chief Operating Officer (“Prior Position”) will end on December 31, 2022 (the “Step Down Date”).  From January 1, 2023 until December 31, 2023 (the “Separation Date”), you and the Company agree that you will be employed as Advisor to the CEO, with a salary payable at the rate of $240,000.00 per year.  You will be eligible to receive your 2022 bonus pursuant to the terms of your current executive bonus plan, payable when bonuses are ordinarily paid.  For 2023, you will be eligible for a bonus to be paid, if at all, solely at the discretion of the Company.  Immediately upon the Step Down Date you acknowledge that you will resign your position as director or officer for any subsidiary of the Company.

2.          Your employment with the Company shall end due to your voluntary resignation, effective as of the close of business on the Separation Date, unless terminated earlier in accordance with Paragraph 3 below or by mutual agreement of you and the Company.  You acknowledge that your agreement to step down from your Prior Position and any other actions contemplated by this agreement, including a change in salary and bonus potential, shall not constitute “Good Reason” under the Company’s Executive Severance Policy (the “Executive Severance Policy”).  You acknowledge and agree that beginning January 1, 2023, you will no longer be eligible for benefits under (or participation in) the Executive Severance Policy.

3.          Notwithstanding this agreement, the Company may terminate your employment prior to December 31, 2023 with immediate effect for “Cause” (as defined in the Executive Severance Policy).  In the event of such a termination for “Cause”, you acknowledge and agree that you will be entitled to only those payments and benefits from the Company that are required by law to be provided to you.

4.          You acknowledge and agree that following the Separation Date, you remain bound by the post-employment restrictions in your Confidentiality and Non-Competition Agreement, dated September 26, 2017 (the “Non-Compete Agreement”), and that the “Restricted Period” set forth therein will begin to run following the Separation Date.

5.          You and the Company agree that the following payments and benefits are the only payments and benefits of any kind whatsoever that are or will be due to you from the Company following the Separation Date in connection with your employment with the Company or your voluntary resignation therefrom:  (a) base salary earned but unpaid and otherwise payable through the Separation Date; (b) payment for unused paid time-off, if any, accrued as of the Separation Date; and (c) unreimbursed business expenses reimbursable under Company policies then in effect.

6.          In consideration of the terms hereof, you have agreed and do release and forever discharge the Company, its parent, subsidiaries and affiliates, and its and their respective past and present officers, directors, shareholders, employees and agents (the “Released Parties”) from any and all claims, causes of action, demands, damages, lawsuits, obligations, or promises, both known or unknown, in law or in equity, of any kind whatsoever, which you ever had, now have, or may have against them, upon or by reason of any matter, cause or thing whatsoever, up to and including the date of this agreement, including but not limited to any and all claims and causes of action arising out of or in connection with your employment by the Company or the termination thereof, including, but not limited to wrongful discharge, breach of contract, breach of the Company’s Executive Severance Policy, tort, fraud, breach of Executive Severance Policy, defamation, the Civil Rights Acts, Americans with Disabilities Act, Employee Retirement Income Security Act, the Age Discrimination in Employment Act, Family Medical Leave Act or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits, retaliation or otherwise (the “Released Claims”).  You further agree not to file a lawsuit pertaining to any of the Released Claims against any of the Released Parties.  Nothing in this agreement is intended to limit your rights:  (a) to enforce this agreement; (b) to enforce any equity award agreement between you and World Fuel Services Corporation; (c) under the World Fuel Services Corporation Deferred Compensation Plan or 401k Plan.  Also, nothing in this Agreement is intended to limit your ability to file a claim with, make disclosures to, or initiate or participate in communications with, any federal, state or local governmental agency or commission, including the EEOC, the SEC or OSHA.  You retain the right to communicate with these agencies, and to assist in an investigation by any agency regarding a possible violation of law, without notifying the Released Parties.

You agree to execute an additional release in favor of the Released Parties (in the same or substantially similar form to the release set forth in this section 6) during the 30-day period prior to the Separation Date at the request of the Company.

7.          You agree to cooperate with the Company, its parent, subsidiaries and affiliates (collectively, the “Group Companies”) and their attorneys in connection with any threatened or pending litigation against the Group Companies or any governmental or internal investigation, and shall make yourself available upon reasonable notice to prepare for and appear at deposition or at trial in connection with any such matters.  The Company shall reimburse you for your reasonable out-of-pocket expenses in connection with your activities under this paragraph as permitted by law.

8.          Immediately following the Separation Date (or upon such earlier date requested by the Company), you agree to return all Company property (including, without limitation, credit cards, computers, cellular phones, and other IT equipment) and Company documents, and you further agree not to retain copies of any such Company documents (excluding publicly available documents and documents relating directly to your own compensation and employee benefits).  For the avoidance of doubt, you are permitted to retain your computer laptop and other Company equipment through December 31, 2023 (subject to the conditions of this paragraph).

9.          You agree that following your execution of this agreement, you shall not disparage or induce or encourage others to disparage the Group Companies, their products or services, or their current or former officers, directors, employees or agents.

10.          Neither by offering to make nor by making this agreement does either party admit any failure of performance, wrongdoing, or violation of law.

11.          This agreement may not be modified except by a written agreement signed by you and by a duly authorized officer of the Company.  This agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.

12.          You acknowledge that before entering into this agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you have been advised to do so if you choose.  You further acknowledge that you have entered into this agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this agreement other than the express terms set forth herein.  You further acknowledge that you have read this agreement and understand all of its terms, including the waiver and release of claims set forth above.

13.          This agreement shall be construed and enforced in accordance with the laws of the State of Florida.  Any legal suit, action or proceeding against any party hereto arising out of or relating to this agreement shall be instituted in a federal or state court in the State of Florida, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

If this agreement is acceptable to you, please return a signed copy to me at any time within 21 days.  You will then have 7 days in which to revoke the agreement by delivering a signed revocation notice to me within that period.  This agreement will not become effective or enforceable until this seven-day revocation period expires without your having revoked this agreement.

Sincerely,

/s/ Fernando Casadevall

Fernando Casadevall

Accepted and Agreed:

/s/ Jeffrey Smith
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Jeffrey Smith

November 8, 2022
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Date Signed